EXHIBIT 8.1

LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2009:

Subsidiary	Country of Incorporation
Ritelco S.A	Uruguay
Patagonian Investment S.A	Argentina
Palermo Invest S.A	Argentina
Solares de Santa María S.A.	Argentina
CYRSA S.A.	Argentina
Pereiraola S.A.I.C.I.F.y A	Argentina
Inversora Bolivar S.A.	Argentina
Hoteles Argentinos S.A.	Argentina
Llao Llao Resorts S.A	Argentina
Rummaala S.A.	Argentina
Alto Palermo S.A	Argentina
Quality Invest S.A.	Argentina
E-Commerce Latina S.A	Argentina
Tyrus S.A	Uruguay
Canteras Natal Crespo S.A.	Argentina